Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in (i) the Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form SB-2, File No. 33-61798, (ii) Registration Statement on Form S-3, File No. 33-83186,
(iii) the Registration Statement on Form S-8, File No. 33-86080, and (iv) the Registration Statement on Form S-3, File No. 33-80019 of our report dated March 5, 1997 on the consolidated financial statements of Unapix Entertainment, Inc. and subsidiaries included in its Annual Report on Form 10-KSB for the year ended December 31, 1996, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the related Prospectuses.

/s/  Richard A. Eisner & Company, LLP

New York, New York
March 28, 1997